Addendum to Form 4 of

The Croatti Family Limited Partnership

June 19, 2006

(1)

These shares are owned directly by The Croatti Family Limited Partnership, a ten percent owner of the issuer, and indirectly by each of Croatti Management Associates, Inc. (CMA), Ronald D. Croatti, Cynthia Croatti and Marie Croatti. CMA is the general partner of The Croatti Family Limited Partnership. Ronald D. Croatti, Cynthia Croatti and Marie Croatti are also officers, directors and shareholders of CMA. Ronald D. Croatti and Cynthia Croatti are each an officer and director of UniFirst Corporation. Cynthia Croatti is a trustee to and a beneficiary of a trust which holds approximately 8% of the limited partnership interests in The Croatti Family Limited Partnership, and Cynthia Croatti holds an additional approximately 30% of the limited partnership interests in The Croatti Family Limited Partnership. Ronald D. Croatti is a trustee to and a beneficiary of a trust which holds approximately 8% of the limited partnership interests in The Croatti Family Limited Partnership, and Ronald Croatti holds an additional approximately 30% of the limited partnership interests in The Croatti Family Limited Partnership. Marie Croatti is a trustee to trusts holding approximately 40% of the limited partnership interests in The Croatti Family Limited Partnership. On June 19, 2006, The Croatti Family Limited Partnership transferred 450,973 shares of Class B Common Stock and 3,224 shares of Common Stock to a trust holding limited partnership interests in The Croatti Family Limited Partnership for the purpose of redeeming such interests and transferred 341,715 shares of Class B Common Stock and 2,443 shares of Common Stock to another trust holding limited partnership interests in The Croatti Family Limited Partnership for the purpose of redeeming such interests. Each of the reporting persons disclaims beneficial ownership of these reported securities, except to the extent of his, her or its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is the beneficial owner of these securities for purposes of Section 16 or any other purpose.